Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

(775) 234-5221

Email: joe@laxaguelaw.com

November 1, 2017

Rocky Mountain High Brands, Inc.

9101 LBJ Freeway, Suite 200

Dallas, TX 75243

Ladies and Gentlemen:

We have acted as counsel to Rocky Mountain High Brands, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by certain selling stockholders of up to 300,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), including:

  Up to 250,000,000 shares of Common Stock issuable to GHS Investments, LLC (“GHS”) pursuant to the terms of an Equity Financing Agreement (the “EFA Shares”); and

  Up to 50,000,000 shares of Common Stock issuable to GHS upon conversion of certain Secured Promissory Notes in a total amount of up to $500,000 (the “Note Conversion Shares”).

The offering of the shares of Common Stock will be as set forth in the prospectus contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

As a result of and subject to the foregoing, we are of the following opinion:

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Rocky Mountain High Brands, Inc.

November 1, 2017

1.                  Upon their issuance to GHS pursuant to the terms and conditions of the Equity Financing Agreement with GHS, the EFA Shares will be validly issued, fully paid and non-assessable; and

2.                  When issued to GHS upon proper conversion by GHS of the amounts due, or to be become due, under the Company’s Secured Promissory Notes held by GHS, the Note Conversion Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
Laxague Law, Inc. By:/s/ Joe Laxague Joe Laxague, Esq.

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